Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-229285 and No. 333-292626) and on Form F-3 (No. 333-273242) of our reports dated March 27, 2026, with respect to the consolidated financial statements of Opera Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG AS

Oslo, Norway

March 27, 2026